Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal securities transactions and holdings of Employees;

●	Reporting of violations of the code; and

●	The provision of the code to all Employees.

Risks

In developing these policies and procedures, Efficient considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Employees do not understand the fiduciary duty that they, and Efficient, owe to Clients;

●	Employees and/or Efficient fail to identify and comply with all applicable Federal Securities Laws;

●	Employees of Efficient do not report personal securities transactions;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	Efficient does not provide its Code of Ethics and any amendments to all Employees; and

●	Efficient does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

Efficient has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Efficient and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code of Ethics should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Efficient to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his or her duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment personal analysis, making investment recommendations, trading, promoting Efficient’s services, and engaging in other professional activities.

All Employees are expected to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Efficient must act in its Clients’ best interests. Neither Efficient, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Efficient’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been identified or appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Employees must promptly report any suspected or actual violations of the Code of Ethics to the CCO. Please refer to the section of this Manual entitled Duty to Supervise for further guidance on reporting violations.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Efficient, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Efficient, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Efficient’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Efficient and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Efficient and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require sufficient disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Personal Securities Transactions

Efficient generally permits Employees to invest for their own and their family’s accounts, subject to the Employees’ compliance at all times with applicable law and regulations, and the policies and procedures in this Code of Ethics and rest of this Manual. Employee securities transactions, if any, should be executed in a manner consistent with our fiduciary obligations to our Clients. Transactions should avoid actual or apparent improprieties and should not be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities. For the purposes of reporting and adhering to the policies and procedures relating to Personal Securities Transactions, all Employees of Efficient shall be deemed to be access persons of Efficient and will abide by the Policies and Procedures set forth herein, whether or not they have direct access to Efficient’s daily trading data, except as may otherwise be provided herein. The CCO may, at any time and in order to ensure compliance with this Code of Ethics and Efficient’s fiduciary duty to its Clients, bring any concerns to the attention of the Managing Director who in turn may require an Employee to cease any further personal investment activity permanently or temporarily. Even though Efficient does not trade in securities or other portfolio instruments, given Efficient’s position as a professional investment firm, Employee personal investing is a privilege, not a right.

Accounts Covered by the Policies and Procedures

Efficient’s Personal Securities Transactions policies and procedures apply to all accounts holding any securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Efficient requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any security except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered under the Investment Company Act, other than investment companies advised or underwritten by Efficient or an affiliate;

●	Interests in 529 college savings plans;

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act, none of which are advised or underwritten by Efficient or an affiliate; and

●	Securities managed by unrelated third-parties of which you have no discretion relating to the securities transacted on your behalf.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Efficient’s Personal Securities Transactions policy. This includes ETFs on Bitcoin as well as any future ETFs on virtual currencies approved by the SEC. For the avoidance of doubt, as of the date of this Manual, direct virtual currency holdings are not reportable as they are not currently considered “securities” by the SEC.

Currently, given the firm’s focus on managed futures, Efficient does not permit personal trading by Employees in futures, FX and related commodity interest contracts. This policy is set forth in Efficient’s CFTC/NFA Manual.

Employees must have written clearance for all transactions involving Initial Public Offerings (or IPOs), Initial Coin Offerings (or ICOs) or Private Placements including investing in any hedge fund, private equity fund, or other private offering of securities. Employees may request and receive pre-clearance via an e-mail to/from the CCO. Efficient may deny any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration.

Reporting

Efficient must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts. In lieu of employees submitting quarterly transaction reports and annual reports, employees may provide monthly account statements or duplicate monthly brokerage confirmations to the CCO on a timely basis which will satisfy the employees’ reporting obligations as described herein. The CCO may waive any of the following reporting deadlines or require Employees to report by such other deadline(s) as the CCO may direct.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable Security). Reports regarding securities transactions and newly opened accounts must be submitted within 30 days of the end of each calendar quarter.

Generally, Employees will satisfy their quarterly reporting obligations by setting up an automated feed between their broker/custodian and Efficient via the Compliance Platform. For any account held at a broker/custodian that cannot automatically feed via the Compliance Platform, Employees may:

●	Use the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations; or

●	Use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements; or

●	Submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above.

Any transactions that did not occur through a broker-dealer, such as the purchase of a Private Fund, must be reported to the CCO via email or delivered to the CCO electronically on the Quarterly Reporting Forms.

Initial and Annual Accounts and Holdings Reports

Employees must periodically report the existence of any account that holds any securities as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted on or before February 14th of each year (or by such date as the CCO otherwise directs), and within 10 days of an individual first becoming an Employee. The CCO will communicate and work with any new employee who is unable to produce the initial holdings report in the designated time frame. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Generally, Employees will satisfy their reporting obligations by setting up an automated feed between their broker/custodian and Efficient via the Compliance Platform. For any account held at a broker/custodian that cannot automatically feed via the Compliance Platform, Employees may:

●	Use the attached Periodic Holdings Reporting Forms; or

●	Use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements; or

●	Submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO.

Any Reportable Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Compliance Platform within 10 days of becoming an Employee and by February 14th of each year (or by such date as the CCO otherwise directs).

As of the date of this Manual, Efficient’s Compliance Platform is operated by Adviser Compliance Associates, LLC and is called Compliance Alpha.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Efficient’s Code of Ethics, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Personal Trading and Holdings Reviews

Efficient’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities.

Efficient’s current business is not focused on rendering investment advice or trading in securities. Further, its Private Fund activities currently are limited, in that the company has no access to position-level securities portfolio information from these activities. Accordingly, although Efficient requires employees to report personal securities transactions, given the limited nature of its securities business, Efficient does not review each transaction on a monthly or other basis. Nonetheless, the CCO or a designee reserves the right, on a case by case basis, to review Employees’ investment patterns based on their submitted reports to attempt to detect potentially abusive or improper behavior, including as follows:

●	Excessive, outsized or other unusual transactions, including “day trading”, in any security as the CCO determines; and

●	Transactions that appear to be based on Material Nonpublic Information as to which Efficient has been put on notice (see Section below entitled “Insider Trading”).

Upon review, the CCO or a designee will prepare a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CCO’s personal securities transactions will be subject to the Managing Director’s review for compliance with Efficient’s Personal Securities Transactions policies and procedures, as needed.

Efficient may determine to update these personal securities trading policies and procedures as its securities business and/or Private Fund activities evolve.

Disclosure of the Code of Ethics

Efficient will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Efficient’s Code of Ethics should be directed to the CCO.

Quarterly Reporting Form: Transactions

For the Quarter Ended: ______________________

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy/Sell	Principal Amount	Interest Rate/Maturity	Price	Date	Executed By (Broker- Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities transactions of immediate family members living in the same household.

Signature: ____________________	Print Name: ____________________	Date: ____________________

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the securities to which the report relates.

Quarterly Reporting Form: New Accounts

For the Quarter Ended: ______________________

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities accounts of immediate family members living in the same household.

Signature: ____________________	Print Name: ____________________	Date: ____________________

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate account statements for the above named account to:

Efficient Capital Management, LLC

Attn: Donna Allen, Chief Compliance Officer

4355 Weaver Parkway, Suite 200

Warrenville, IL 60555

If you have any questions or concerns, please call me at 630-657-6800. Thank you for your immediate attention to this matter.

Sincerely,

EMPLOYEE NAME

cc:         Donna Allen, Chief Compliance Officer

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities accounts of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Efficient, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Efficient, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Exempt Accounts Certification

Dear Mrs. Allen,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to Efficient. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

●	I have no direct or indirect influence or control over the Accounts;

●	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

●	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Efficient’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

●	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period <Month YEAR to Month YEAR>;

●	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date: